EXHIBIT 20.1



FOR IMMEDIATE RELEASE



Mark Lipscomb, Cyrix Corporation, (972) 968-8285

Linda Ashmore, The Hoffman Agency, (408) 975-3006





  CYRIX REPORTS THIRD QUARTER RESULTS POSTING RECORD REVENUE AND UNIT SHIPMENTS

RICHARDSON, TEXAS -- OCTOBER 16, 1997-- CYRIX CORPORATION (NASDAQ: CYRX), a leading supplier of high-performance processors to the personal computer industry, today reported record revenues for the quarter ended September 30, 1997 of $93.2 million, up 182 percent from the $33.1 million reported in the same period last year. The Company recorded a small net loss of $0.7 million, or a 4 cent loss per share for the quarter, compared to a net loss of $6.9 million, or a loss per share of 36 cents for the same period last year.

 The company achieved record shipments of 1.3 million units in the quarter. Included were shipments of nearly 600,000 older 6x86 non-MMXTM enhanced processors which were phased out of production in the third quarter. This phase out contributed to lower gross margins in the quarter, but also significantly reduced inventory levels.

During the first nine months of 1997, Cyrix reported substantial revenue growth to $208.8 million, up 87 percent from the $111.8 million posted in the same period last year. The Company posted net income of $0.6 million, or earnings per share of 3 cents in the first nine months of 1997, compared to the net loss of $21.4 million, or a loss of $1.11 per share for the same period last year.

 "The MediaGXTM processor showed impressive sales growth as third quarter shipments doubled from the prior quarter to more than 400,000 units. This reinforces our leadership position in the rapidly expanding sub-$1,000 PC marketplace," said Jay Swent, Cyrix chief financial officer and acting CEO. "Additionally, strong customer response to our new MMXTM-enhanced 6x86MXTM processor was evident as we exceeded 300,000 units shipped in the quarter. These two product lines position us well to drive revenue and profit performance in the future."

During the quarter, Cyrix and National Semiconductor announced an agreement to merge. Regulatory approvals have been secured, and a special meeting of Cyrix stockholders to vote on the merger is scheduled for November 17, 1997.



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Cyrix Corporation,  headquartered in Richardson, Texas, is a leading supplier of innovative microprocessor-based solutions that set new standards for the personal computer market. The company delivers compelling value and quality to its customers, the manufacturers of personal computer products, by combining industry-leading design with world-class manufacturing. Cyrix customers include Acer, Apple, Compaq, CTX, Cybermax, FIC, Fujitsu, IBM, NEC and Samsung. For more information visit the Cyrix web site at www.cyrix.com.

Any forward-looking statements in the above release involve risks and uncertainties that could cause actual results to differ from the present anticipated results. These risks and uncertainties include but are not limited to the following: market demand and acceptance of our microprocessor products, the impact of changing economic conditions, product introductions, the verification of our microprocessor's compatibility with industry-standard hardware and software, the maintenance of sufficient cash flow, reliance on third parties, the impact of market peers and their products as well as risks concerning future technology, and others detailed in the Company's Securities and Exchange Commission filings. These filings can be obtained by contacting Cyrix Investor Relations.

6x86MX, MediaGX and 6x86 are trademarks of Cyrix Corporation. MMX is a trademark of Intel Corporation. All other brand or product names are trademarks or registered trademarks of their respective holders.






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


Consolidated Balance Sheets (Unaudited)
(In thousands)

                                                      September 30,     December 31,
Assets                                                      1997              1996
                                                       ---------------------------

Cash, cash equivalents and investments                    $105,460           $87,747
Accounts receivable, net                                    60,981            27,791
Inventories                                                 27,461            24,432
Prepayment for product purchases                            22,799            20,471
Deferred taxes and other assets                             12,594            27,000
                                                       -----------------------------
Total current assets                                       229,295           187,441
Net property and equipment                                  74,639            85,585
Prepayments for product purchases,
 less current portion                                       10,791            22,465
Other assets                                                 3,322             3,851
                                                       -----------------------------
Total assets                                              $318,047          $299,342
                                                       =============================


Liabilities and Stockholders' Equity
Accounts payable                                           $30,056           $17,504
Accrued expenses                                            13,580            13,488
Deferred income and distributor reserves                     4,839             2,610
Income taxes payable                                           722               377
Current maturities of long-term debt and
 capitalized lease obligations                               2,368             3,075
                                                       -----------------------------
Total current liabilities                                   51,565            37,054
Long-term debt, less current maturities                    134,502           136,156
Deferred income taxes                                        2,961             3,206
                                                       -----------------------------
Total liabilities                                          189,028           176,416
Stockholders' equity                                       129,019           122,926
                                                       -----------------------------
Total liabilities and stockholders' equity                $318,047          $299,342
                                                       =============================




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

Consolidated Statements of Income (Unaudited)
(In thousands, except for earnings per share)

                                                            Quarter ended Sept. 30,       Nine months ended Sept. 30,
                                                            1997              1996             1997              1996
                                                            ---------------------------------------------------------

Net product sales                                          $92,122           $31,508         $206,496          $105,775
Royalty revenue                                              1,071             1,598            2,328             5,992
                                                       -----------------------------      -----------------------------
Net revenues                                                93,193            33,106          208,824           111,767
Cost of sales                                               70,558            21,811          137,891            74,578
                                                       -----------------------------      -----------------------------
Gross margin                                                22,635            11,295           70,933            37,189
Marketing, general and administrative                       12,416            13,870           35,307            40,852
Research and development                                    10,069             8,073           31,014            24,569
                                                       -----------------------------      -----------------------------
Total operating expenses                                    22,485            21,943           66,321            65,421
                                                       -----------------------------      -----------------------------
Income (loss) from operations                                  150          (10,648)            4,612          (28,232)
Income from litigation settlement                                              2,000                              2,000
Net interest expense                                       (1,250)           (1,876)          (3,721)           (5,328)
                                                       -----------------------------      -----------------------------
Income (loss) before taxes and extraordinary item          (1,100)          (10,524)              891          (31,560)
Income tax (expense) benefit                                   363             3,578            (294)            11,210
                                                       -----------------------------      -----------------------------
Net income (loss) before extraordinary item                  (737)           (6,946)              597          (20,350)
Extraordinary loss from early
  extinguishment of debt                                                                                        (1,062)
                                                       -----------------------------      -----------------------------
Net income (loss)                                           $(737)          $(6,946)             $597         $(21,412)
                                                       =============================      =============================

Net income (loss) per common and common equivalent share:
  Income (loss) before extraordinary item                  $(0.04)           $(0.36)            $0.03           $(1.05)
  Extraordinary item                                                                                            $(0.06)
                                                       -----------------------------      -----------------------------

  Net Income (loss) per share                              $(0.04)           $(0.36)            $0.03           $(1.11)
                                                       =============================      =============================

Weighted average common and common
  equivalent shares outstanding                             19,796            19,463           20,408            19,376
                                                       =============================      =============================


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